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                                                                    EXHIBIT 99.3



SAVE THE WORLD AIR INC. OBTAINS TEMPORARY RESTRAINING ORDER AGAINST JEFF MULLER, FORMER CEO, AND COURT APPROVAL OF SWA SETTLEMENT OF SEC ACTION


SAN DIEGO, Jul 3, 2002 (BUSINESS WIRE) -- Save The World Air Inc. (ZERO) announced today that it has obtained a Temporary Restraining Order (TRO) against its former CEO, Jeffrey A. Muller and others, pending a hearing on SWA's application for preliminary injunction scheduled to be heard July 25, 2002.

Among other things, the TRO prohibits Muller from serving as an officer or director of SWA and enjoins Muller and others from selling, conveying, transferring or encumbering any shares which Muller controls or in which he has an interest, pending the court's hearing on the application for preliminary injunction. SWA believes the TRO may affect as many as seven million shares or more of SWA stock, as well as Muller's option for 10 million shares and his royalty and other arrangements with SWA.

SWA filed its cross-complaint against Muller and others seeking injunctive relief, disgorgement and financial restitution for a variety of acts and omissions in connection with sales of company stock and other transactions occurring between 1998 and 2002. SWA is also seeking cancellation of such shares and Muller's stock option agreement and royalty arrangement. Among other things, SWA alleges that Muller and certain others sold stock without consideration and without registration under U.S. Securities laws; engaged in self-dealing and entered into various undisclosed related-party transactions; misappropriated for their own use proceeds from sales of SWA stock; and entered into various undisclosed arrangements regarding the control, voting and disposition of their SWA stock.

As expected, the court also approved SWA's settlement and consent with the U.S. Securities and Exchange Commission (SEC). Prior to the court's dismissal of the SEC action against SWA, SWA filed its cross-complaint in the pending SEC action against Muller and others, which is currently before the U.S. District Court for the Southern District of New York.

In a statement issued by SWA President and Chief Executive Officer, Edward Masry, he disclosed that, "SWA's officers believe that we are in possession of enough specific evidence to support the allegations made before the court against Muller and the others and we fully intend to act swiftly and decisively in securing this relief for our shareholders. While we cannot predict the ultimate outcome of this litigation, our new officers and directors firmly believe that our cross-complaint represents the best interests of SWA and its shareholders."

Safe Harbor Statement: The statements contained herein, which are not historical, are forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements, including without limitation SWA's ability to complete testing, raise sufficient capital to continue research and development, establish marketing and distribution and obtain customer acceptance of its products, as well as other risks described from time to time in SWA's press releases and filings with the U.S. Securities and Exchange Commission.

CONTACT:       SAVE THE WORLD AIR INC.
            EDWARD MASRY, 818/865-3500
            inquiries@savetheworldair.com